FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Tara Carraro 203-352-8625

WWE® Reports 2013 Third Quarter Results

STAMFORD, Conn., October 31, 2013 - WWE (NYSE:WWE) today announced financial results for its third quarter ended September 30, 2013. Revenues increased $9.1 million or 9%, to $113.3 million from $104.2 million in the prior year quarter driven by a significant increase in rights fees from the licensing of television content. Operating income decreased 36% to $3.2 million as compared to $5.0 million in the prior year quarter as revenue growth was more than offset by increased movie losses due to a $7.0 million impairment charge primarily associated with the Company’s 2010-2012 film release slate, and reduced profits from the Company's pay-per-view, video game and home entertainment businesses. Net income was $2.4 million, or $0.03 per share, as compared to $3.5 million, or $0.05 per share, in the prior year quarter. Excluding the impact of film impairments, Adjusted Operating income increased 104% to $10.2 million, Adjusted OIBDA increased 62% to $16.7 million and Adjusted Net income increased 100% to $7.0 million.
“During the third quarter, our achievements were highlighted by the production and monetization of new content, including the original series, Total Divas, the expansion of pay-per-view distribution on the Sony PlayStation 3 platform, and the formation of new partnerships with blue-chip sponsors such as General Mills and Kraft,” stated Vince McMahon, Chairman and Chief Executive Officer. “These accomplishments reflect the strength of our brands, including a national television audience that exceeds the annual reach of most other sports and entertainment programs. This strength provides a solid foundation for the renegotiation of our TV contracts and the potential launch of a WWE network. Based on our ability to create powerful, entertaining content and to expand distribution, we strongly believe that we are poised to transform our business.”
“Given the rising value of live content that has a broad, loyal following, we are confident that we will be able to negotiate our key domestic agreements by the end of April next year and that our efforts, including the potential launch of a WWE network, will keep us on track to double or triple our 2012 OIBDA results of $63 million by 2015,” added George Barrios, Chief Financial Officer. “As we strive to transform our earnings profile, we believe that our 2013 OIBDA results, excluding the impact of film impairments, will fall within the previously communicated range of $40-$50 million.”

Comparability of Results

For the third quarter of 2013, OIBDA results include $7.0 million in film impairment charges primarily related to the Company’s 2010-2012 film release slate. OIBDA results for the nine months ended September 30, 2013 include $11.7 million in film impairment charges and an approximate $3.4 million positive impact from the transition of the Company's video game business to a new licensee in 2013. Results for the nine months ended September 30, 2012 included a $0.8 million film impairment charge and an approximate $4 million benefit due to the recognition of previously unrecognized tax benefits. In order to facilitate an analysis of financial results on a comparable basis, where noted, year-to-date results have been adjusted to exclude these items. (See Schedule of Adjustments in Supplemental Information).
Three Months Ended September 30, 2013 - Results by Region and Business Segment
Revenues of $113.3 million grew 9% versus the prior year quarter as the Company experienced growth both in North America and in international markets. North American revenues increased 9% from the prior year quarter driven by the production and licensing of new television programs. Revenues from outside North America increased 7% driven by the impact of scheduling seven additional events in international markets, and contractual increases in international television agreements, which more than offset lower sales of licensed consumer products. Revenue in the current year quarter was negatively impacted by approximately $1 million due to changes in foreign exchange rates.
The following tables reflect net revenues by region and by business segment (in millions):

	Three Months Ended
	September 30, 2013	September 30, 2012
Net Revenues By Region:
North America	$87.4	$80.0
Europe/Middle East/Africa (EMEA)	11.2	9.4
Asia Pacific (APAC)	13.7	13.3
Latin America	1.0	1.5
Total net revenues	$113.3	$104.2

	Three Months Ended
	September 30, 2013	September 30, 2012
Net Revenues By Business Segment:
Live and Televised Entertainment	$89.5	$79.0
Consumer Products	13.4	15.8
Digital Media	8.6	7.5
WWE Studios	1.8	1.9
Total net revenues	$113.3	$104.2

Live and Televised Entertainment
Revenues from Live and Televised Entertainment businesses increased 13% to $89.5 million primarily due to the expansion of rights fees from the production and licensing of new television programming, contractual increases from existing programs and changes in the mix of live events.

•
Live Event revenues increased 10% to $25.0 million primarily due to changes in the mix of events, with a higher proportion of international events, which are typically characterized by higher average attendance and ticket prices than events in North America.

•
There were 76 total events in the quarter, including 62 events in North America and 14 events in international markets, as compared to 77 events in the prior year quarter, including 70 events in North America and 7 events in international markets.

•
North American events generated revenues of $17.5 million as compared to $17.0 million in the prior year quarter representing an increase of $0.5 million as a 9% rise in average ticket prices to $46.78 and 6% higher average attendance to 5,500 attendees were partially offset by the scheduling of eight fewer events in the quarter.

•
International live events generated revenues of $7.5 million as compared to $5.8 million in the prior year quarter, with the scheduling of 7 additional events in the quarter. Partially offsetting the impact of holding more events, average international ticket prices decreased 26% to $72.30 and average attendance decreased 20% to approximately 6,700 from 8,400 in the prior year quarter. The decreases in average ticket price and average attendance were due in part to changes in territory mix as the incremental events in the period were concentrated in South Africa, a region that has shown a high proportion of WWE fans, but that has experienced significant economic challenges. In addition, changes in foreign exchange rates contributed to the reduction in average ticket price.

•
Venue Merchandise revenues decreased 11% to $4.0 million from $4.5 million in the prior year quarter primarily due to a 9% reduction in total domestic (U.S.) attendance, reflecting fewer events during the quarter and an 11% decline in per capita merchandise sales at those events to $9.53 in the current year quarter.

•
Pay-Per-View revenues were $14.6 million as compared to $16.3 million in the prior year quarter, down 10%, primarily due to the performance of the Company's SummerSlam event, which contributed to a 9% reduction in buys for the comparable quarter events.

The details for the number of buys (in thousands) are as follows:

		Three Months Ended
Broadcast Month	Events (in chronological order)	September 30, 2013	September 30, 2012
July	Money in the Bank	199	188
August	SummerSlam	296	358
September	Night of Champions	175	189

Prior events		91	54
	Total	761	789

•
Television revenues increased 30% to $44.1 million from $34.0 million in the prior year quarter primarily due to the production and monetization of new programs, including Total Divas and WWE Main Event, and to a somewhat lesser degree, contractual increases for existing programs both domestically and internationally. Total Divas, a new original series, began airing on the E! Network in July, 2013 while WWE Main Event was licensed to and began airing on ION Television in the fourth quarter 2012.
Consumer Products
Revenues from Consumer Products businesses decreased 15% to $13.4 million from $15.8 million in the prior year quarter, primarily due to declines in the Company's video game licensing and Home Entertainment businesses as described below.

•
Licensing revenues were $5.7 million as compared to $7.1 million in the prior year quarter, driven primarily by a 24% reduction in video game shipments that resulted in a $1.3 million decline in video game royalties. Shipments of the Company’s annual franchise video game, WWE '13, which was the last release developed by THQ, declined to 178,000 units as compared to 233,000 units for the corresponding game in the prior year quarter. Royalties from the sale of toy and apparel products were essentially flat to the prior year quarter, as modest growth in the U.S. was offset by lower sales in international markets. Additionally, a new installment of the Company’s video game, WWE 2K14, was released by Take-Two Interactive in late October 2013.

•
Home Entertainment net revenues were $5.2 million as compared to $6.4 million in the prior year quarter. Domestic home entertainment revenue fell approximately $0.8 million, or 15%, reflecting a 23% decline in shipments to approximately 720,000 units with 5 fewer releases in the quarter (7 in Q3 2013 vs. 12 in Q3 2012). The decline in shipments was partially offset by a 4% increase in the average price per unit to $11.41. Revenue from international licensing activities declined by approximately $0.4 million reflecting lower sales in Canada and the transition to a new licensee in the EMEA region.

•	Magazine Publishing net revenues were $1.5 million as compared to $1.6 million in the prior year quarter.
Digital Media
Revenues from Digital Media businesses increased 15% to $8.6 million as compared to $7.5 million in the prior year quarter.

•
WWE.com revenues increased 19% to $5.7 million in the quarter due to higher sales of advertising and digital content, including the Company’s pay-per-view events, across various digital platforms. Supporting the growth in advertising, key digital metrics such as unique visitors to the Company's website and mobile app, average monthly page views, and CPMs (a measure of pricing) increased from the prior year quarter. The Company launched digital distribution of its pay-per-view events on the Microsoft Xbox Live on the Xbox 360 in April 2013 and on the Sony Entertainment Network on PlayStation 3 in August 2013.

•
WWEShop revenues increased to $2.9 million in the quarter as compared to $2.7 million in the prior year quarter based on an 11% increase in the volume of online merchandise sales to approximately 59,800 orders. The average revenue per order increased 2% to $48.87 in the current year quarter.

WWE Studios
WWE Studios recognized revenue of $1.8 million as compared to revenue of $1.9 million in the prior year quarter reflecting the timing of results generated by the Company's overall portfolio of movies. Five films have been released during the first nine months of 2013, which compares to three releases during the first nine months of 2012. Revenues for current projects will be recognized on a net basis as participation statements are received from distribution partners rather than upon release as was the case with the Company's self-distributed movies. In general, for movies that are not self-distributed, the Company does not expect to begin recognizing revenue until four to six months after release.

As such, the recognition of revenue related to the most recent releases, including 12 Rounds 2: Reloaded and The Call is not expected to begin until the fourth quarter 2013 or early 2014.
Based on an evaluation of the Company's film assets, an impairment charge of $7.0 million was recognized in the quarter.  The impairment charge, which primarily relates to the movies released over the 2010 through 2012 period, was driven by recent performance of these titles. As a result of the impairment, WWE Studios generated a loss of $7.4 million compared to a loss of $2.0 million in the prior year quarter, which included no film impairment charges. Excluding the impact of film impairment charges, the WWE Studios’ movie portfolio generated an adjusted loss of $0.4 million compared to a loss of $2.0 million in the prior year quarter.
Unallocated SG&A
Unallocated SG&A expense was $27.3 million for the current year quarter as compared to $28.2 million in the prior year quarter. The decrease in expense was driven by a $2.1 million year-over-year reduction in accrued management incentive compensation based on current expectations of the Company’s 2013 financial performance, which were revised during the quarter, and by a $0.5 million reduction in bad debt expense. These items were partially offset by a $1.3 million increase in consulting and professional fees and a $0.5 million increase in salary and benefits.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA declined $0.6 million, or 6%, to $9.7 million as an increase of television rights fees was more than offset by film impairments, the relatively weak performance of the SummerSlam pay-per-view and lower results from the video game business. Profits from television increased $6.3 million with the production and licensing of programs, such as the third hour of Raw, WWE Main Event and Total Divas, and contractual increases from existing programs. Results of film operations reflected $7.0 million in impairments primarily related to the Company's 2010-2012 film slate (as described above). Pay-per-view profits declined $1.4 million driven by a 17% reduction in buys for the Company's SummerSlam event, and profits from the Company's licensing business declined $0.7 million with lower sales of video games in both domestic and international markets. Favorably impacting the quarter’s results was a year-over-year reduction in accrued management incentive compensation that was based on revised expectations for the Company’s full year performance, which partially offset the rise in compensation and other overhead costs.

Based on the impact of film impairments and resulting changes in business mix, the Company's OIBDA margin was 9% in the quarter as compared to 10% in the prior year quarter. Excluding the impact of film impairments, Adjusted OIBDA was $16.7 million in the period as compared to $10.3 million in the prior year period, and the Adjusted OIBDA margin was 15% in the current period as compared to 10% in the prior year period. (See Schedules of Adjustments in Supplemental Information).
Depreciation and amortization
Depreciation and amortization expense totaled $6.5 million for the current year quarter as compared to $5.3 million in the prior year quarter. The increase in depreciation and amortization expense derived from investment in assets to support the Company's content initiatives including efforts to launch a potential network.
Investment Income, Interest and Other Income, Net
Investment income, interest and other income, net yielded an expense of $0.1 million compared to $0.0 million in the prior year quarter.

Effective tax rate
In the current quarter, the effective tax rate was 27% as compared to 30% in the prior year quarter. The effective tax rates in the current and prior year quarters were positively impacted by the recognition of previously unrecognized tax benefits.
Summary Results for the Nine Months Ended September 30, 2013
Total revenues for the nine months ended September 30, 2013 were $389.6 million as compared to $368.9 million in the prior year period. Operating income for the current year period was $18.1 million versus $40.7 million in the prior year period. Net income was $10.7 million, or $0.14 per share, as compared to $30.8 million, or $0.41 per share, in the prior year period. OIBDA was $35.9 million for the current nine month period as compared to $54.7 million in the prior year period.
Excluding items that impacted comparability on a year-over-year basis, Adjusted Operating income was $26.4 million compared to $41.5 million in the prior year period, and Adjusted Net income was $16.1 million, or $0.21 per share, compared to $27.2 million, or $0.36 per share, in the prior year period.
Nine Months Ended September 30, 2013 - Results by Region and Business Segment
Revenues increased 6% to $389.6 million as growth from North America was partially offset by declines from WWE's international markets. Revenues from North America increased 9% primarily due to the licensing of new television and digital content and an increase in the number and pricing of live events. Revenues from outside North America declined 6% primarily due to a reduction in the number of international live events and the timing of the Company's live event tour in Latin America as well as lower revenue from the sale of licensed products and home entertainment. Excluding revenue from Live Events, revenues from outside North America declined 2% in aggregate from the prior year period. There was no significant impact from changes in foreign exchange rates in the current year period.

The following tables reflect net revenues by region and by segment (in millions):

	Nine Months Ended
	September 30, 2013	September 30, 2012
Net Revenues By Region:
North America	$304.2	$278.3
Europe/Middle East/Africa	51.4	51.6
Asia Pacific	29.6	30.1
Latin America	4.4	8.9
Total net revenues	$389.6	$368.9

	Nine Months Ended
	September 30, 2013	September 30, 2012
Net Revenues By Segment:
Live and Televised Entertainment	$294.7	$271.8
Consumer Products	62.3	67.4
Digital Media	26.8	22.4
WWE Studios	5.8	7.3
Total net revenues	$389.6	$368.9

Live and Televised Entertainment
Revenues from Live and Televised Entertainment businesses were $294.7 million for the current year period as compared to $271.8 million in the prior year period, representing an increase of 8%.

	Nine Months Ended
	September 30, 2013	September 30, 2012
Live events	$86.1	$80.4
Venue merchandise	16.0	15.0
Pay-per-view	66.8	70.6
Television rights fees	119.6	98.9
Other	6.2	6.9
Total	$294.7	$271.8

Consumer Products
Revenues from Consumer Products businesses were $62.3 million for the current year period as compared to $67.4 million in the prior year period, representing a decrease of 8%.

	Nine Months Ended
	September 30, 2013	September 30, 2012
Licensing	$36.4	$37.9
Home entertainment	19.2	23.4
Magazine publishing	4.4	4.3
Other	2.3	1.8
Total	$62.3	$67.4

Digital Media
Revenues from Digital Media businesses were $26.8 million as compared to $22.4 million in the prior year period, representing an increase of 20%.

	Nine Months Ended
	September 30, 2013	September 30, 2012
WWE.com	$17.3	$13.5
WWEShop	9.5	8.9
Total	$26.8	$22.4

WWE Studios
WWE Studios recognized revenue of $5.8 million as compared to $7.3 million in the prior year period, reflecting the timing of results generated by the Company's portfolio of movies that were previously released. Although there were five films released in the current year period (12 Rounds 2: Reloaded, No One Lives, Dead Man Down, The Call and The Marine 3: Homefront), revenues for these movies will be recognized on a net basis as participation statements are received rather than upon release as was the case with the Company's self-distributed movies. As such, the recognition of revenue related to the majority of these films is not expected to begin until the fourth quarter 2013 or early 2014.

Based on revised ultimate expectations for the Company's movies, film impairment charges increased to $11.7 million in the current year period compared to $0.8 million in the prior year period. Impairments were primarily related to the Company's 2010-2012 film slate, as well as Dead Man Down, which was released earlier this year. As a result, WWE Studios generated a loss of $12.8 million compared to a loss of $4.3 million in the prior year period. Excluding the impact of film impairment charges, the WWE Studios' movie portfolio generated a loss of $1.1 million compared to an adjusted loss of $3.5 million in the prior year period.
Unallocated SG&A
Unallocated SG&A expense was $90.1 million for the current year period as compared to $84.7 million in the prior year period. The rise in expense was driven by increases in salary and benefit costs of $3.5 million, consulting and professional fees of $3.0 million, marketing expenses of $1.1 million and talent development costs. The increases in these expenses were primarily to support the Company's content-related initiatives, including the potential launch of a WWE network. These items were partially offset by a $1.7 million year-over-year reduction in accrued management incentive compensation based on current expectations of the Company’s 2013 financial performance, which were revised during the third quarter, and a $1.6 million reduction in bad debt expense.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA was $35.9 million in the current year period as compared to $54.7 million in the prior year period. The decline in OIBDA was primarily due to a $12.4 million reduction in profits from the Pay-Per-View business reflecting increased production costs (and the timing of one less pay-per-view event, Over-the-Limit, which is scheduled for the fourth quarter 2013 vs. the second quarter 2012), a $10.9 million increase in film impairment charges primarily associated with the Company's 2010-2012 film slate and the current year release of Dead Man Down, a $9.5 million increase in compensation and benefit costs, and lower results from Home Entertainment. These items more than offset the growth in content licensing on broadcast and digital platforms and the strong performance of the Live Event business. Based on the impact of film impairments, increased investment and resulting changes in business mix, the Company's OIBDA margin was 9% in the first nine months of 2013 as compared to 15% in the prior year period. Excluding the impact of film impairments and video game transition, Adjusted OIBDA was $44.2 million in the period as compared to $55.5 million in the prior year period, and the Adjusted OIBDA margin was 11% in the current period as compared to 15% in the prior year period. (See Schedules of Adjustments in Supplemental Information).
Depreciation and amortization
Depreciation and amortization expense totaled $17.8 million for the current year period as compared to $14.0 million in the prior year period. The increase in depreciation and amortization expense derives from investment in assets to support the Company's content-related initiatives.
Investment Income, Interest and Other Expense, Net
Investment income, interest and other expense, net yielded an expense of $1.6 million compared to $0.4 million in the prior year period, reflecting lower interest income, incremental expenses associated with realized foreign exchange losses and losses associated with the disposal of property and equipment in the current year period as compared to the prior year period.
Effective tax rate
In the current year period, the effective tax rate was 36% as compared to 24% in the prior year period. The 24% rate in the prior year period was lower primarily due to the recognition of an approximate $4 million benefit related to previously unrecognized tax benefits.
Cash Flows & Liquidity
Net cash generated by operating activities was $12.2 million for the nine months ended September 30, 2013 as compared to $41.0 million in the prior year period. This $28.8 million decrease was primarily driven by changes in working capital including an $11.0 million increase in the annual payout of management incentive compensation related to the Company’s previous year performance, increases in spending on television production assets, and timing differences in the collection of receivables that negatively impacted current year cash flow as compared to the prior year.
The Company completed the purchase of a corporate aircraft, and in conjunction with this transaction and related aircraft improvements, utilized debt financing of $29.7 million. Excluding the purchase of the corporate aircraft, purchases of property and equipment and other assets declined by $8.4 million from the prior year period, primarily due to lower investment in assets to support efforts to create and distribute new content, including through a potential network.
As of September 30, 2013, the Company held $114.8 million in cash and short-term investments and estimates debt capacity under the Company's revolving line of credit to be approximately $120 million.

Additional Information
Additional business metrics are made available to investors on a monthly basis on the corporate website - corporate.wwe.com. Note: WWE will host a conference call on October 31, 2013 at 11:00 a.m. ET to discuss the Company's earnings results for the third quarter of 2013. All interested parties can access the conference call by dialing 855-993-1400 (toll free) or 630-691-2763 from outside the U.S. (conference ID for both lines: WWE). Please reserve a line 15 minutes prior to the start time of the conference call.

The earnings release and presentation to be referenced during the call will be available at corporate.wwe.com. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company's web site.

About WWE
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 150 countries and 30 languages and reaches more than 650 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, Miami, London, Mumbai, Shanghai, Singapore, Istanbul and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television and pay-per-view programming distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and traveling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business; risks relating to increasing content production for distribution on various platforms, including the potential creation of a WWE Network; risks relating to our computer systems and online operations; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net revenues	$113.3	$104.2	$389.6	$368.9

Cost of revenues	71.0	61.4	242.7	215.3
Selling, general and administrative expenses	32.6	32.5	111.0	98.9
Depreciation and amortization	6.5	5.3	17.8	14.0
Operating income	3.2	5.0	18.1	40.7
Investment income, net	0.2	0.6	1.1	1.7
Interest expense	(0.4)	(0.4)	(1.3)	(1.4)
Other income (expense), net	0.3	(0.2)	(1.4)	(0.7)
Income before income taxes	3.3	5.0	16.5	40.3
Provision for income taxes	0.9	1.5	5.8	9.5
Net income	$2.4	$3.5	$10.7	$30.8
Earnings per share:
Basic and diluted	$0.03	$0.05	$0.14	$0.41
Weighted average common shares outstanding:
Basic	75.0	74.7	74.9	74.5
Diluted	75.4	74.8	75.3	74.9

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	September 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37.1	$66.0
Short-term investments, net	77.7	86.3
Accounts receivable, net	69.5	50.7
Inventory	2.5	1.8
Deferred income tax assets	11.1	14.4
Prepaid expenses and other current assets	15.5	15.3
Total current assets	213.4	234.5
PROPERTY AND EQUIPMENT, NET	133.2	102.2
FEATURE FILM PRODUCTION ASSETS, NET	17.2	23.7
TELEVISION PRODUCTION ASSETS, NET	11.0	6.3
INVESTMENT SECURITIES	7.9	5.2
OTHER ASSETS	8.8	9.5
TOTAL ASSETS	$391.5	$381.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.2	$—
Accounts payable and accrued expenses	41.6	49.0
Deferred income	30.3	28.6
Total current liabilities	76.1	77.6
LONG-TERM DEBT	25.2	—
NON-CURRENT INCOME TAX LIABILITIES	9.3	9.1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.5	0.5
Additional paid-in-capital	344.9	341.7
Accumulated other comprehensive income	3.6	4.0
Accumulated deficit	(68.4)	(51.8)
Total stockholders’ equity	280.9	294.7
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$391.5	$381.4

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In millions)(Unaudited)

	Nine Months Ended
	September 30, 2013	September 30, 2012
OPERATING ACTIVITIES:
Net income	$10.7	$30.8
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Amortization and impairments of feature film and television production assets	19.5	7.8
Depreciation and amortization	17.8	14.0
Amortization of bond premium	0.4	1.7
Amortization of debt issuance costs	1.6	0.5
Stock-based compensation	3.5	2.8
(Recovery from) provision for doubtful accounts	(0.3)	1.2
Services provided in exchange for equity instruments	(0.7)	0.2
Loss on disposal of property and equipment	0.3	—
Provision for deferred income taxes	4.0	2.1
Other non-cash adjustments	(0.2)	(0.2)
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	(17.9)	(2.8)
Inventory	(0.8)	(0.5)
Prepaid expenses and other assets	(0.5)	(2.4)
Feature film production assets	(6.7)	(7.0)
Television production assets	(8.7)	(5.5)
Accounts payable and accrued expenses	(11.5)	(1.5)
Deferred income	1.7	—
Net cash provided by operating activities	12.2	41.0
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(18.3)	(26.7)
Purchase of corporate aircraft and related improvements	(29.7)	—
Purchases of short-term investments	(24.1)	(18.6)
Proceeds from sales and maturities of investments	30.6	37.2
Purchase of cost method investments	(2.2)	(5.0)
Net cash used in investing activities	(43.7)	(13.1)
FINANCING ACTIVITIES:
Proceeds from the issuance of note payable	29.7	—
Repayment of long-term debt	(0.3)	(1.6)
Dividends paid	(27.0)	(26.8)
Debt issuance costs	(0.7)	—
Issuance of stock, net	0.6	0.7
Excess tax benefits from stock-based payment arrangements	0.3	—
Net cash provided by/(used in) financing activities	2.6	(27.7)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(28.9)	0.2
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	66.0	52.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$37.1	$52.7
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Non-cash purchase of property and equipment and other assets	$1.6	$1.6

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30, 2013				Three Months Ended September 30, 2012
	As Reported	Film Impairment	Video Game Transition	Adjusted	As Reported	Film Impairment	Tax Benefit	Adjusted
Operating income	$3.2	$7.0	$—	$10.2	$5.0	$—	$—	$5.0

Investment, interest and other income, net	0.1	—	—	0.1	—	—	—	—

Income before taxes	3.3	7.0	—	10.3	5.0	—	—	5.0

Provision for taxes	(0.9)	(2.4)	—	(3.3)	(1.5)	—	—	(1.5)

Net income	$2.4	$4.6	$—	$7.0	$3.5	$—	$—	$3.5

Earnings per share	$0.03	$0.06	$—	$0.09	$0.05	$—	$—	$0.05

Reconciliation of Operating income to OIBDA
Operating income	$3.2	$7.0	$—	$10.2	$5.0	$—	$—	$5.0
Depreciation & amortization	6.5	—	—	6.5	5.3	—	—	5.3
OIBDA	$9.7	$7.0	$—	$16.7	$10.3	$—	$—	$10.3

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Nine Months Ended September 30, 2013				Nine Months Ended September 30, 2012
	As Reported	Film Impairment	Video Game Transition	Adjusted	As Reported	Film Impairment	Tax Benefit	Adjusted
Operating income (loss)	$18.1	$11.7	$(3.4)	$26.4	$40.7	$0.8	$—	$41.5

Investment, interest and other expense, net	(1.6)	—	—	(1.6)	(0.4)	—	—	(0.4)

Income before taxes	16.5	11.7	(3.4)	24.8	40.3	0.8	—	41.1

(Provision) benefit for taxes	(5.8)	(4.1)	1.2	(8.7)	(9.5)	(0.3)	(4.1)	(13.9)

Net income (loss)	$10.7	$7.6	$(2.2)	$16.1	$30.8	$0.5	$(4.1)	$27.2

Earnings (loss) per share	$0.14	$0.10	$(0.03)	$0.21	$0.41	$0.01	$(0.05)	$0.36

Reconciliation of Operating income to OIBDA
Operating income (loss)	$18.1	$11.7	$(3.4)	$26.4	$40.7	$0.8	$—	$41.5
Depreciation & amortization	17.8	—	—	17.8	14.0	—	—	14.0
OIBDA	$35.9	$11.7	$(3.4)	$44.2	$54.7	$0.8	$—	$55.5

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net cash provided by (used in) operating activities	$6.3	$(3.7)	$12.2	$41.0

Less cash used for capital expenditures:
Purchase of property and equipment and other assets (excluding corporate aircraft)	(5.2)	(9.2)	(18.3)	(26.7)

Free Cash Flow	$1.1	$(12.9)	$(6.1)	$14.3

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Free cash flow in the three and nine months ending September 30, 2013, excludes spending of $29.7 million associated with the purchase and related improvements of the corporate aircraft as it is a non-recurring item. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash the Company's continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.